Exhibit 5.1

Baker & McKenzie LLP 300 East Randolph Street, Suite 5000 Chicago, IL 60601 United States Tel: +1 312 861 8000 Fax: +1 312 861 2899 www.bakermckenzie.com

Asia Pacific

Bangkok

Beijing

Brisbane

Hanoi Ho Chi Minh City

Hong Kong Jakarta Kuala Lumpur* Manila*

Melbourne

Seoul

Shanghai Singapore Sydney Taipei Tokyo Yangon

Europe, Middle East & Africa

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Baku Barcelona

Berlin

Brussels

Budapest Cairo Casablanca

Doha

Dubai

Dusseldorf

Frankfurt/Main Geneva

Istanbul

Jeddah* Johannesburg

Kyiv

London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh*

Rome

St. Petersburg Stockholm

Vienna

Warsaw

Zurich

The Americas Bogota Brasilia** Buenos Aires Caracas Chicago Dallas Guadalajara Houston Juarez Lima Mexico City Miami Monterrey New York Palo Alto Porto Alegre** Rio de Janeiro** San Francisco Santiago Sao Paulo** Tijuana Toronto Valencia Washington, DC

March 15, 2021

LiveRamp Holdings, Inc.

225 Bush Street, Seventeenth Floor

San Francisco, CA 94104

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to LiveRamp Holdings, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the proposed issuance of up to 42,154 shares of the Company’s common stock, $0.10 par value per share (the “Shares”), pursuant to the DataFleets, Ltd. 2019 Equity Incentive Plan (the “Plan”).

We have reviewed a copy of the Plan, and we have examined the originals, or photostatic or certified copies, of such records of the Company, of certificates of officers of the Company and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ Baker & McKenzie LLP

BAKER & McKENZIE LLP

* Associated Firm
** In cooperation with Trench, Rossi e Watanabe Advogados

Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verein.